EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY


The following are wholly-owned subsidiaries of the Company at December 31, 1998:


                                                                      Year of
Industry Segment          Subsidiary                Incorporation   Organization
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Continuing Operations:
   Educational Products   Gamco Industries, Inc.         Texas           1968
                          (part of Siboney Learning
                          Group Division)
   Natural Resources      Axel Heiberg Oil Company       Delaware        1968
   Natural Resources      Siboney Resources -
                          Texas, Inc.                    Texas           1968
   Natural Resources      Siboney Coal Company, Inc.     Kentucky        1978

Discontinued Operations:
   Audiovisual Equipment  Siboney Communications, Inc.   Texas           1950